Exhibit 10.19

Technical Advisor Agreement
This Technical Advisor Agreement (this “Agreement”) is made and entered into as of August 5, 2019 (the "Effective Date") by and between Resonant Inc., a Delaware corporation (“Company”), and Ruben Caballero, an individual ("Technical Advisor").
R E C I T A L
Technical Advisor desires to perform, and Company desires to have Technical Advisor perform, consulting services as an independent contractor to Company.
NOW, THEREFORE, the parties agree as follows:
1.    Services.
(a)    Performance. Technical Advisor agrees to perform the consulting services (the "Services") described in detail on Exhibit A to this Agreement (the "Project Description"). Company designates Robert Hammond, Chief Technical Officer, as the point of contact. Any invoices for payment must be forwarded to the Company’s point of contact.
(b)    Payment. Company will pay Technical Advisor the compensation stated in the Project Description. Any expenses incurred by Technical Advisor in performing the Services will be the sole responsibility of Technical Advisor, except as outlined in Exhibit A or otherwise approved by the Company. Technical Advisor will invoice Company on a monthly basis for the Services. Company will pay the invoices within 30 days of receipt and approval. Technical Advisor will receive no royalty or other remuneration on the production or distribution of any products developed by Company or by Technical Advisor in connection with or based upon the Services ("Products").
2.    Relationship of Parties.
(a)    Independent Contractor. Technical Advisor is an independent contractor and is not an agent or employee of, and has no authority to bind, Company by contract or otherwise. Technical Advisor will perform the Services under the general direction of Company, but Technical Advisor will determine, in Technical Advisor's sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that Technical Advisor shall at all times comply with applicable law. Company has no right or authority to control the manner or means by which the Services are accomplished.
(b)    Employment Taxes. Technical Advisor will report as self-employment income all compensation received by Technical Advisor pursuant to this Agreement and timely pay all taxes and file all returns arising from such compensation (“Technical Advisor’s Tax Responsibility”). Technical Advisor will indemnify Company against any and all tax liabilities, penalties and interest arising from any breach of Technical Advisor’s Tax Responsibility. Company will be responsible for any tax liabilities, penalties and interest not arising from a breach of Technical Advisor’s Tax Responsibility.
(c)     Benefits. Except as otherwise expressly provided in this Agreement, Technical Advisor will not be entitled to receive any vacation or illness payments, or to participate in any plans, arrangements, or distributions by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for Company's employees.
3.    Inventions and Separate Works.
(a)    Disclosure and Assignment of Inventions. Technical Advisor will promptly disclose and describe in reasonable detail to Company, and agrees to assign and hereby does irrevocably and unconditionally assign to Company or its designee, its entire right, title and interest throughout the world in and to all “Inventions” (as defined below) that Technical Advisor may, either solely or jointly with others, create, make, discover, conceive or reduce to practice during the term of this Agreement in the course of performing the Services that (i) relate to the business or actual or demonstrably anticipated research or development of Company or any Affiliate (as defined below), (ii) were developed using any of the equipment, supplies or facilities of Company or any Affiliate or any Confidential Information, or (iii) resulted from any work Technical Advisor performed for Company or any Affiliate (individually and collectively, “Works”). The foregoing assignment of Inventions shall be without additional consideration of any kind other than the consideration recited herein. Technical Advisor does not, however, assign or agree to assign any Inventions made by Technical Advisor prior to Technical Advisor’s consultancy with the Company without the use of any Confidential Information or any Inventions created by the Technical Advisor while not performing Services to the Company(such inventions, if any, the “Separate Works”).
(b)    Definition of Inventions. As used in this Agreement, the term “Inventions” means: (i) any new or useful invention, concept, art, discovery, design, development, contribution, finding or improvement, whether or not patentable or registrable under copyright or similar laws; (ii) any and all copyrightable works, in any medium of expression; (iii) any and all trade names, service marks and trademarks, including all goodwill associated therewith; (iv) any and all patentable works, including any patents, divisions, continuations, continuations in part, applications, utility applications, provisional applications, substitute applications, reexaminations, reissues and extensions; (v) any and all software (including both object and source code), works of authorship, utility models, topography rights, database rights, formulae, methods, processes, manufacturing techniques and trade secrets; (vi) any other intellectual property or proprietary rights anywhere in the world; (vii) any and all related know-how developed in the performance of the Services and rights to obtain, register, perfect and enforce any right or interest in any of (i) through (vi); and (viii) the right to sue for past infringement in connection with any right or interest in any of (i) through (vii).
(c)    No Designation as Inventor; Waiver of Moral Rights. Technical Advisor agrees that, except to the extent required by applicable law, Company shall not be required to designate Technical Advisor as the inventor or author of any Works. Technical Advisor waives and releases, to the extent permitted by applicable law, all of Technical Advisor’s rights to such designation and any rights concerning future modifications to Works.
(d)    Maintenance of Records. Technical Advisor agrees to keep and maintain adequate and current written records of all Inventions created, made, discovered, conceived or reduced to practice by Technical Advisor (solely or jointly with others) in the performance of the Services during the term of this Agreement. The records will be in the form of notes, sketches, drawings and any other format that may be specified by Company. The records will be available to and remain the sole property of Company at all times.

(e)    Patent and Copyright Registrations. Technical Advisor agrees to assist Company, or its designee, at Company’s expense and direction, in every proper way to secure Company’s, or its designee’s, rights in the Works and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to Company or its designee and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Works, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Technical Advisor further agrees that Technical Advisor’s obligation to execute or cause to be executed, when it is in Technical Advisor’s power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If Company or its designee is unable because of Technical Advisor’s mental or physical incapacity or more than temporary unavailability to secure Technical Advisor’s signature to apply for or to pursue any application for any United States or foreign patents, copyrights, mask works or other registrations covering any Works, then Technical Advisor hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Technical Advisor’s agent and attorney in fact, to act for and in Technical Advisor’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by Technical Advisor. Technical Advisor hereby waives and irrevocably quitclaims to Company or its designee any and all claims, of any nature whatsoever, which Technical Advisor now or hereafter has for infringement of any and all proprietary rights assigned to Company or such designee. Technical Advisor understands that Technical Advisor will be compensated at an hourly rate of $250.00 for any assistance required by Company pursuant to this Section 3(e), and the Company will reimburse Technical Advisor for any out-of-pocket expenses incurred at Company’s specific instruction.
(f)    Exception to Assignments. Solely to the extent that the assignment of any Work or portion thereof as contemplated by this Section 3 cannot be effected under applicable law, Technical Advisor agrees that Company or its designee is hereby granted an exclusive (even as against Technical Advisor, Technical Advisor’s heirs, executors, administrators and other legal representatives, and Technical Advisor’s successors and assigns), perpetual, irrevocable, worldwide, sub-licensable, royalty-free and fully-paid license, in all fields of use, under any and all rights (including all patent, copyright and other intellectual property rights) in and with respect to such Work or portion thereof.
(g)    Separate Works. Technical Advisor agrees not to incorporate into any Works any Separate Works, absent the prior knowledge and consent of the Company. If, in the course of performing the Services, Technical Advisor incorporates into any Works any Separate Works, subject to the terms of any given Consent, then each of Company, its Affiliates and their respective designees shall have, and is hereby granted, a nonexclusive, royalty-free, irrevocable, perpetual, sub-licensable worldwide license to make, have made, modify, use and sell such Separate Works as part of or in connection with such Works or product incorporating, based on or otherwise utilizing such Works.

4.    Confidential Information.
(a)    Prohibition on Disclosure and Use. Both during and after the term of this Agreement, Technical Advisor will maintain in strict confidence and will not, without the prior express written consent of Company, (i) directly or indirectly disclose or cause to be disclosed to any “Person” (as defined below) that is not a party to this Agreement (a “Third Party”), or (ii) use in any manner, except for the sole benefit of Company or its Affiliates and to the extent necessary to perform the Services, any “Confidential Information”(as defined below).
(i)    “Person” means any individual, corporation (including any non-profit or professional corporation), general or limited partnership, professional limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity.
(ii)    “Affiliate” means any Person that directly or indirectly controls or is controlled by or under common control with Company, and shall also mean any Person in which Company holds 20% or more of the outstanding equity or other ownership interests. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.
(iii)    “Confidential Information” means any proprietary or confidential information or trade secrets or know-how, whether or not it is in written or other tangible or permanent form: (A) obtained from or belonging to Company or any Affiliate; (B) received by Company or any Affiliate from any Third Party, which Company designates or treats as being proprietary, private or confidential, whether or not owned by Company or any Affiliate; (C) concerning Company's or any Affiliate’s businesses, customers, suppliers and other business relationships or financial affairs; (D) relating to the techniques, formulation, organization, design, development, implementation, preparation and other operations, methods and accumulated experiences incidental to the sale and promotion of the products and services sold by Company or any Affiliate, including information that pertains to the solicitation of customers for the sale of such products, job order specifications, pricing structures or Company's or any Affiliate’s commission structure based thereon, or the services from time to time provided by Company or any Affiliate to its customers; (E) relating to marketing techniques, advertising, promotions, supplier, customer and prospect customer lists, mailing lists, concepts, ideas, know-how, trade secrets and/or research of Company or any Affiliate, whether prepared, conceived or developed by an employee of or consultant to Company or any Affiliate (including Technical Advisor) or received by Company or any Affiliate from a Third Party; or (F) that is identified as confidential by Company or any Affiliate, or that would be apparent to a reasonable person, familiar with Company's or any Affiliate’s businesses and the industries in which it operates, as information of a confidential or proprietary nature. For purposes of this Agreement, “Confidential Information” will not include that which (i) Technical Advisor can establish was within his prior knowledge; (ii) is a matter of public knowledge, (iii) is independently developed by Technical Advisor without the use, directly or indirectly, of the Confidential Information, (iii) was obtained from a third party which did not itself obtain it in confidence and was not obligated to keep such information confidential, or (v) is required to be disclosed by law or the order of any court or governmental agency, or in any litigation or similar proceeding, provided that Technical Advisor shall, prior to making any such required disclosure, notify Company in sufficient time to permit them to seek an appropriate protective order. Nothing contained herein is intended to waive or limit the applicability of the provisions of California Labor Code Section 2860 or the Uniform Trade Secrets Act (California Civil Code Sections 3426-3426.11).

(b)    Passwords and Keys. Without limiting the generality of the foregoing, Technical Advisor will not (i) reveal, disclose, or otherwise make available to any Person any password or key of Company or any Affiliate, whether or not the password or key is assigned to Technical Advisor, or (ii) obtain, possess, or use in any manner any password or key of Company or any Affiliate that is not assigned to Technical Advisor. Technical Advisor will use commercially reasonable efforts to prevent the unauthorized use of any laptop or personal computer, smart phone, peripheral device, software, or related technical documentation that Company permits Technical Advisor to access or use, and will not input, load, or otherwise attempt any unauthorized use of software from or using any computer of Company or any Affiliate.
(c)     No Copies. Technical Advisor will not make copies of Confidential Information, whether in tangible, electronic or other form, except as authorized by Company or necessary to perform the Services.
(d)    Return of Confidential Information. Upon termination of this Agreement or at any time at the request of Company, Technical Advisor will deliver to Company, at Technical Advisor’s sole expense, all written and other tangible material in Technical Advisor’s possession constituting or incorporating Confidential Information and any other information belonging to the customers, clients and suppliers of Company or any Affiliate who may have disclosed such information to Technical Advisor as the result of Technical Advisor’s status as a consultant to Company, as well as any keys, pass cards, identification cards, computers, printers, pagers, personal digital assistants, or similar items or devices that Company has provided to Technical Advisor ("Company Materials"). Technical Advisor will not retain any Company Materials, including copies of any kind thereof or summaries or notes of any kind based thereon, after the date this Agreement terminates. Technical Advisor agrees to provide Company with a written certification of compliance with the obligations under this Section 4(e) promptly following termination of this Agreement.
5.    Indemnification. Technical Advisor will use the reasonable skill and care customary for Technical Advisor’s profession and agrees to indemnify Company for any losses (including attorney’s fees and costs) primarily caused by Technical Advisor’s willful misconduct or gross negligence. Company agrees to indemnify Technical Advisor for any third party claim or losses, including attorney’s fees, that are not based on Technical Advisor’s actual willful misconduct or gross negligence in the performance of the Services under this Agreement.
6.    Termination. Either party to this Agreement may terminate this Agreement at any time, for any reason or no reason, by prior written notice to the other party to this Agreement.
7.    Effect of Termination. Upon the termination of this Agreement for any reason:
(a)    each party will be released from all obligations to the other arising after the date of termination, except that termination of this Agreement will not relieve the parties of any obligations under Sections 1(b), 2(b), 3, 4, 5, 7, 8(c) and 9, nor will termination relieve Technical Advisor or Company from any liability arising from any breach of this Agreement; and

(b)    Technical Advisor will comply with the provisions of Section 4(d).
8.    Covenants.
(a)    Competitive Activities. Technical Advisor will not during the term of this Agreement, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that directly competes with the business being conducted by Company.
(b)    Pre-existing Obligations. Technical Advisor represents and warrants that Technical Advisor is not under any pre-existing obligation inconsistent with the provisions of this Agreement. Technical Advisor has previously provided to Company, true, correct and complete copies of all agreements containing any intellectual property, confidentiality, non-solicitation or non-competition obligations applicable to Technical Advisor.
(c)    Non-solicitation. Until the date twelve (12) months following any termination of this Agreement, Technical Advisor shall not, directly or indirectly, for Technical Advisor’s own benefit or for the benefit of any Third Party, do any of the following: (i) through the use of Confidential Information, solicit from any customer doing business with the Company or any Affiliate as of the termination of this Agreement or within twelve (12) months prior to such termination, business of the same or of a similar nature to the business of the Company or any Affiliate; (ii) through the use of Confidential Information, solicit from any known potential customer of the Company or any Affiliate business of the same or of a similar nature to that which has, to Technical Advisor’s knowledge, been the subject of either (A) a written or oral bid, offer or proposal by the Company or any Affiliate or (B) substantial preparation with a view to making such a bid, proposal or offer, within twelve (12) months prior to Technical Advisor’s termination; (iii) through the use of Confidential Information, seek to persuade any consultant or other service provider of the Company or any Affiliate to cease providing services to the Company or any Affiliate; (iv) solicit the employment or services of, or hire, or cause others to solicit the employment or services of, or hire, any Person who either (A) is at the time of solicitation, or immediately prior to the time of hiring was, employed by the Company or any Affiliate or (B) to Technical Advisor’s knowledge, was employed by the Company or any Affiliate as of the time of the termination of this Agreement or within twelve (12) months prior thereto; or (v) through the use of Confidential Information, otherwise interfere with the business or accounts of the Company or any Affiliate. Notwithstanding the foregoing, the provisions of this Section 8(c) shall not be violated by (I) general advertising or solicitation not specifically targeted at employees of Company or any Affiliate or (II) Technical Advisor’s serving as a reference, upon request, for any employee of Company or any Affiliate.
9.    General.
(a)    Assignment. Technical Advisor may not assign Technical Advisor's rights or delegate Technical Advisor's duties under this Agreement either in whole or in part without the prior written consent of Company. Any attempted assignment or delegation without such consent will be void.
(b)    Equitable Remedies. Because the Services are personal and unique and because Technical Advisor may have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that Company may have for a breach of this Agreement, without any requirement that Company post a bond.
(c)    Attorneys' Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys' fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled. The prevailing party shall be determined by the court or arbitration panel based upon an assessment of which party’s major arguments or positions taken in the proceedings could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues.
(d)    Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflict of laws. If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect.
(e)    Arbitration. Any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement will be settled by final and binding arbitration by a single arbitrator to be held in Los Angeles, California, in accordance with the rules applicable to commercial disputes of the Judicial Arbitration and Mediation Services, Inc. ("JAMS") then in effect ("JAMS Rules"); provided, however, that no dispute relating to Confidential Information, Works, Company Materials or intellectual property shall be subject to this arbitration provision. The arbitrator selected shall be experienced in commercial law matters and shall have the authority to grant all remedies otherwise available by law, including injunctions. Notwithstanding anything to the contrary in the JAMS Rules, the arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Subject to Section 9(c), each party shall each bear his/her or its own costs and attorneys' fees incurred in conducting the arbitration, but the Company will pay all fees and administrative costs charged by the arbitrator and JAMS. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.
(f)    Enforcement. Subject to Section 9(e), for all purposes of this Agreement or for recognition or enforcement of any judgment, the parties submit to the personal jurisdiction of the courts of the State of California and the Federal courts of the United States sitting in Los Angeles, California and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such California court or, to the extent permitted by law, in such Federal court. The parties agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Each of the parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any state or Federal court located in Los Angeles, California and the defense of an inconvenient forum to the maintenance of such claim in any such court.

(g)    Notices. Any notices under this Agreement will be sent by email or by certified or registered mail, return receipt requested, to the email or physical address specified below or such other address as the party specifies in writing. Such notice will be effective upon its sending or mailing as specified.
(h)    Counterparts; Delivery by Facsimile, PDF Attachment or Electronic Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, PDF attachment or DocuSign electronic signature shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto shall raise the use of a facsimile machine, PDF attachment or DocuSign electronic signature to deliver a signature or the fact that any signature was transmitted or communicated through such use as a defense to the formation of a contract, and each such party forever waives any such defense.
(i)    Complete Understanding; Modification. This Agreement, together with Exhibits A and B, constitute the complete and exclusive understanding and agreement of the parties and supersedes all prior understandings and agreements between them or between Technical Advisor or any Affiliate, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.
“Company”    “Technical Advisor”
Resonant Inc.

/s/ Martin S. McDermut Signature		/s/ Ruben Caballero Signature

Martin S. McDermut Name		Ruben Caballero Name
Chief Financial Officer Title
Email:	mmcdermut@resonant.com	Email:
Address:	175 Cremona Drive, Suite 200 Goleta, CA 93117	Address:

EXHIBIT A
Project Description
This Project Description is subject to all of the terms and conditions of the Technical Advisor Agreement by and between Company and Technical Advisor.
1. Services:    *Technical Advisor
* Travel to Santa Barbara as needed (no more than six (6) times per year unless mutually agreed)
* Brief monthly report (email) summarizing the mutually agreed to topic(s) worked on, and important results if any. Company may request, and Technical Advisor shall provide, oral reports on a more regular basis.

2. Compensation for Services:	Cash-$50,000 per year, paid in twelve equal monthly installments.
Upon execution, Technical Advisor shall receive an award of Restricted Stock Units (RSU’s) equal in value to $100,000. No later than January 15, 2020, Technical Advisor shall receive an additional grant of RSU’s equal to $100,000 of value as of the grant date, provided that, as of the grant date of said second agreement, Technical Advisor is still providing the Services to Company. The first grant shall vest on January 1, 2020. The second grant will vest on December 31, 2020. In the event Technical Advisor is still performing the Services to the Company after 2020, the Company will issue new grants equal to no less than $100,000 worth of RSU’s in January of each additional year with said grants vesting at the end of the year of said grant in each case so long as Technical Advisor is providing services to the Company on the applicable vesting date. Notwithstanding the foregoing, in the event Company terminates the Technical Advisor Agreement between the Company and Technical Advisor other than as a result of a material breach of such agreement by Technical Advisor, all unvested RSUs granted to Technical Advisor in accordance with the terms hereof that are outstanding at the time of termination of such agreement shall vest. For purposes hereof, the “grant date” shall mean the date an award of RSUs is approved by the Company’s Board of Directors or the Compensation Committee thereof. Each award of RSUs shall be subject to the terms set forth in the Company’s standard form RSU agreement for consultants. The Technical Advisor may make an 83(b) election with respect to any and all grants.

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3. Travel Expenses:
Approved travel to include coach airfare, or in the case of a flight of 4 hours or more, discounted business class airfare, car rental or taxi fees, hotel accommodations, and meals. Receipts to be provided for reimbursement. Travel must be approved in advance by email from the Technical Advisor’s point of contact.

4. Other Expenses:	Other expenses are reimbursed with prior email approval from Technical Advisor’s point of contact.

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